Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Allegheny Technologies Incorporated
Pittsburgh, Pennsylvania

We consent to the incorporation by reference in the Registration Statement No. 333-188641 on Form S-8 of Allegheny Technologies Incorporated, of our report dated June 12, 2014, with respect to the statement of net assets available for benefits of the ATI Forgings and Castings Savings and Deferral Plan as of December 31, 2013, which report appears in the December 31, 2014 annual report for Form 11-K of the ATI Forgings and Castings Savings and Deferral Plan.

/s/ Schenck SC
Certified Public Accountants
Milwaukee, Wisconsin
June 11, 2015